Exhibit 99.1

Ekso Bionics Reports First Quarter 2017 Results

RICHMOND, CA – May 9, 2017 – Ekso Bionics Holdings, Inc. [NASDAQ:EKSO], a robotic exoskeleton company, today reported financial results for the three months ended March 31, 2017.

Recent Highlights and Accomplishments

•	Recognized revenue from 10 medical and 57 industrial units placed in the first quarter of 2017.

•	Reported revenues of $1.4 million for the first quarter of 2017, compared to $8.5 million for the same period in the prior year (of which $6.5 million represented previously deferred revenue that was recognized as a result of a change of an accounting estimate related to revenue recognition).

•	Moved our Ekso ZeroG Mount Systems from an introductory phase to the commercial phase.

•	Made progress in the company sponsored WISE study, bringing totals to 5 sites and 4 patients with completed 12-week protocol.

•	Was the subject of a Medical Innovation Briefing released by the National Institute for Health and Care Excellence in the United Kingdom.

•	Launched Centers of Excellence peer-to-peer advocacy program, enlisting an initial four centers from the US and Europe.

•	Appointed Howard Palefsky, a seasoned medical technology executive and leader, to the Board of Directors

•	Completed a financing, raising approximately $11.7 million for working capital and general corporate purposes.

“While our overall revenues were lighter than expected, customer demonstrations, product utilization and study data were all up. These are key indicators that we are confident will pave the way to position Ekso Bionics for global success in bringing our exoskeleton solutions to enhance the lives of people around the world,” said Thomas Looby, President and Chief Executive Officer of Ekso Bionics. “With additional capital raised in the quarter, we are excited to accelerate our already strong positive momentum into 2017.”

First Quarter 2017 Financial Results

Revenue was $1.4 million for the quarter ended March 31, 2017.  This amount includes $0.9 million for medical device and service revenue and $0.5 million for industrial sales. Revenue was $8.5 million for the quarter ended March 31, 2016.  This amount included $6.5 million of previously deferred revenue that was recognized as a result of a change of an accounting estimate, and $0.4 million of engineering services revenue.

Gross profit for the quarter ended March 31, 2017 of $0.4 million was primarily derived from device and related revenue. This amount reflects a gross profit of $0.2 million from medical device sales and $0.2 million from industrial sales. This compares to a gross profit of $1.5 million for the first quarter of 2016, which included $2.4 million resulting from the change of an accounting estimate.

Sales and marketing expenses were $3.1 million in the first quarter of 2017 compared to $2.5 million in the first quarter of 2016, an increase of $0.6 million. This increase was primarily due to increased clinical research for the medical business and activities supporting our industrial products.

Research and development expenses were $2.9 million in the first quarter of 2017 compared to $2.1 million in the first quarter of 2016, an increase of $0.7 million. This increase was primarily due to internal development efforts for our next generation home mobility and industrial products.

General and administrative expenses were $2.6 million in the first quarter of 2017 compared to $3.5 million in the first quarter of 2016, a decrease of $0.9 million.  This decrease was primarily caused by charges in 2016 related to the departure of a former CEO without comparable amounts in 2017.

Cash was $9.4 million as of March 31, 2017 compared to $12.3 million as of March 31, 2016.  Cash outflow from operations in the first quarter of 2017 was $7.3 million.  In April 2017, we completed a financing, raising approximately 11.7 million for working capital and general corporate purposes.

ANNUAL MEETING OF STOCKHOLDERS

The Company announced that the 2017 annual meeting of stockholders will be held at the Company's headquarters in Richmond, California on June 20, 2017.

Conference Call

Management will host an investment community conference call today beginning at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by dialing (877) 407-3036 for domestic callers or (201) 378-4919 for international callers (Conference ID: 13581989), or from the webcast on the "Investors" section of the Company’s website at: www.eksobionics.com.

A replay of the call will be available beginning today at 4:30 p.m. PT / 7:30 p.m. ET through midnight ET on May 23, 2017. To access the replay, dial (877) 660-6853 or (201) 612-7415 and reference Conference ID: 13581989. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®
Ekso Bionics is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical, industrial and defense applications. Founded in 2005, the company continues to build upon its unparalleled expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe, to providing research for the advancement of R&D projects intended to benefit U.S. defense capabilities. The company is headquartered in the Bay Area and is listed on the Nasdaq Capital Market under the symbol EKSO. For more information, visit: www.eksobionics.com.

Forward-Looking Statements
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) estimates or projection of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the Company's future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of our sales and marketing organization or partners to market our products effectively, adverse results in future clinical studies of the Company's medical device products, the failure to obtain or maintain patent protection for the Company's technology, failure to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit us at www.eksobionics.com. The Company does not undertake to update these forward-looking statements.

Media Contact:

Carrie Yamond/Rajni Dhanjani

212-867-1788

cyamond@lazarpartners.com

Investor Contact:
Debbie Kaster
415-937-5403
investors@eksobionics.com

 Ekso Bionics Holdings, Inc.

Condensed Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2017	2016
Revenue:
Device and related	$1,408	$8,057
Engineering services	28	429
Total revenue	1,436	8,486

Cost of revenue:
Device and related	1,077	6,669
Engineering services	7	319
Total cost of revenue	1,084	6,988

Gross profit	352	1,498

Operating expenses:
Sales and marketing	3,067	2,503
Research and development	2,873	2,149
General and administrative	2,553	3,488
Total operating expenses	8,493	8,140

Loss from operations	(8,141)	(6,642)

Other income (expense), net:
Gain (loss) on warrant liability	(69)	2,985
Interest and other, net	(92)	6
Total other income (expense), net	(161)	2,991

Net loss	(8,302)	(3,651)

Less: Preferred deemed dividend	-	(3,124)
Net loss applicable to common shareholders	(8,302)	$(6,775)
Foreign currency translation loss	(30)	-
Comprehensive loss applicable to common shareholders	$(8,332)	(6,775)

Basic and diluted net loss per share applicable to common shareholders	$(0.38)	$(0.44)

Weighted average number of shares of common stock outstanding, basic	21,899	15,388

Weighted average number of shares of common stock outstanding, diluted	21,920	15,388

Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par value)

	March 31,	December 31,
	2017	2016
Assets	(unaudited)
Current assets:
Cash	$9,426	$16,846
Accounts receivable	1,282	1,780
Inventories, net	1,819	1,556
Prepaid expenses and other current assets	689	502
Deferred cost of revenue, current	46	-
Total current assets	13,262	20,684
Property and equipment, net	2,458	2,435
Intangible assets, net	894	1,026
Goodwill	189	189
Other assets	92	91
Total assets	$16,895	$24,425

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Note payable, current	$389	$-
Accounts payable	2,867	1,879
Accrued liabilities	2,747	3,556
Deferred revenues, current	975	825
Capital lease obligation, current	43	54
Total current liabilities	7,021	6,314
Deferred revenues	776	805
Note payable	6,445	6,789
Warrant liability	3,615	3,546
Contingent consideration liability	217	217
Contingent success fee	117	116
Other non-current liabilities	87	107
Total liabilities	18,278	17,894
Stockholders' equity (deficit):
Common stock	22	22
Additional paid-in capital	121,880	121,291
Accumulated other comprehensive income	49	79
Accumulated deficit	(123,334)	(114,861)
Total stockholders' equity (deficit)	(1,383)	6,531
Total liabilities and stockholders' equity (deficit)	$16,895	$24,425